Consent of Independent Auditors






We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 16, 1999, with respect to the financial statements of Autoeye Inc. included in Pre-Effective Amendment No. 2 to the Registration Statement (Form SB-2 No. 333-37648) and related Prospectus of forestindustry.com, Inc. (formerly Autoeye Inc.) for the registration of up to 1,000,000 shares of its common stock issuable upon the conversion of Series A convertible preferred stock and 703,866 shares of its common stock to be offered for resale.


                                              /s/ ERNST & YOUNG LLP
Vancouver, Canada
November 20, 2000.                               Chartered Accountants